Exhibit 10.16

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406

LICENSE AGREEMENT

BETWEEN

GENOMATICA, INC.

AND

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

FOR

CASE NO. […***…]

CASE NO. […***…]

CASE NO. […***…]

CASE NO. […***…]

CASE NO. […***…]

CASE NO. […***…]

CASE NO. […***…]

***Confidential Treatment Requested

LICENSE AGREEMENT

This agreement (“Agreement”) is made by and between Genomatica, Inc., a California corporation having an address at 5405 Morehouse Drive, Suite 210, San Diego, CA 92121 (“LICENSEE”) and The Regents Of The University Of California, a California corporation having its statewide administrative offices at 1111 Franklin Street, Oakland, California 94607-5200 (“UNIVERSITY”), represented by its San Diego campus having an address at University of California, San Diego, Technology Transfer & Intellectual Property Services, Mail-code 0910, 9500 Gilman Drive, La Jolla, California 92093-0910 (“UCSD”).

This Agreement is effective on the date of the last signature (“Effective Date”).

RECITALS

WHEREAS, the parties have previously entered into a license agreement with an effective date of July 8, 1999 (UC control number 2000-03-0001) (the “Prior Agreement”) whereby University licensed certain rights under certain of the Inventions (defined below) to LICENSEE;

WHEREAS, this Prior Agreement shall terminate on the Effective Date of this Agreement;

WHEREAS, the inventions disclosed in UCSD Case Docket No. […***…] (“First Invention”), were made by […***…] (hereinafter, the “First Inventor”) and are covered by Patent Rights as defined below. […***…] UNIVERSITY and […***…] agree to a conditional joint ownership as more fully described in Section 5.4 hereof;

WHEREAS, the inventions disclosed in UCSD Case Docket No. […***…] (“Second Invention”), were made in the course of research at UCSD by […***…] (hereinafter and collectively, the “Second Inventors”) and are covered by Patent Rights as defined below;

WHEREAS, the inventions disclosed in UCSD Case Docket No. […***…] (“Third Invention”), were made in the course of research at UCSD by […***…] (hereinafter and collectively, the “Third Inventors”) and are covered by Patent Rights as defined below;

WHEREAS, the inventions disclosed in UCSD Case Docket No. […***…] (“Fourth Invention”), were made in the course of research at UCSD by […***…] (hereinafter and collectively, the “Fourth Inventors”) […***…]

1.	***Confidential Treatment Requested

[…***…];

WHEREAS, the inventions disclosed in UCSD Case Docket No. […***…] (“Fifth Invention”), were made in the course of research at UCSD by […***…] (hereinafter, the “Fifth Inventor”) and are covered by Patent Rights as defined below;

WHEREAS, the inventions disclosed in UCSD Case Docket No. […***…] (“Sixth Invention”), were made in the course of research at UCSD by […***…] (hereinafter and collectively, the “Sixth Inventors”) and are covered by Patent Rights as defined below;

WHEREAS, the inventions disclosed in UCSD Case Docket No. […***…] (“Seventh Invention”), were made in the course of research at UCSD by […***…] (hereinafter and collectively, the “Seventh Inventors”) and in the course of research at […***…] by […***…] and are covered by Patent Rights as defined below;

WHEREAS, the research from which the […***…] Inventions arose was sponsored in part by the Government of the United States of America and as a consequence this license is subject to overriding obligations to the Federal Government under 35 U.S.C. §§ 200-212 and applicable regulations;

WHEREAS, the […***…] Inventors are employees of UCSD, and they are obligated to assign all of their right, title and interest in each applicable Invention to UNIVERSITY;

WHEREAS, the Fourth Inventors are employees of UCSD, and they are obligated to assign all of their right, title and interest in the Fourth Invention to UNIVERSITY; […***…];

WHEREAS, UNIVERSITY is desirous that the Inventions be developed and utilized to the fullest possible extent so that their benefits can be enjoyed by the general public;

WHEREAS, LICENSEE is desirous of obtaining certain rights from UNIVERSITY for commercial development, use, and sale of the Inventions, and the UNIVERSITY is willing to grant such rights; and

WHEREAS, LICENSEE understands that UNIVERSITY may publish or otherwise disseminate information concerning the Inventions and Technology (as defined below) at any time and that LICENSEE is paying consideration hereunder for its early access to the Inventions and Technology, not continued secrecy therein.

2.	***Confidential Treatment Requested

NOW, THEREFORE, the parties agree as follows:

ARTICLE 1

DEFINITIONS

The terms, as defined herein, shall have the same meanings in both their singular and plural forms.

1.1 “Affiliate” means any corporation or other business entity in which LICENSEE owns or controls, directly or indirectly, at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors, or in which LICENSEE is owned or controlled directly or indirectly by at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors; but in any country where the local law does not permit foreign equity participation of at least fifty percent (50%), then an “Affiliate” includes any company in which LICENSEE owns or controls or is owned or controlled by, directly or indirectly, the maximum percentage of outstanding stock or voting rights permitted by local law.

1.2 “Sublicensee” means a third party to whom LICENSEE grants a sublicense of certain rights granted to LICENSEE under this Agreement, excluding any distributor, Third Party Partner or any end user of any Model Licensed Product.

1.3 “Field” means […***…].

1.4 “Territory” means worldwide.

1.5 “Term” means the period of time beginning on the Effective Date and ending on the later of (i) the expiration date of the longest-lived Patent Rights; or (ii) the twenty-first (21st) anniversary of Effective Date, unless terminated earlier pursuant to Paragraph 7 hereof.

1.6 “Inventions” means any and all or any combination of First, Second, Third, Fourth, Fifth, Sixth and Seventh Inventions, as context may require.

1.7 “First Patent Rights” means […***…] disclosing and claiming the First Invention, filed by First Inventor; and continuing applications thereof including divisions, substitutions, and continuations-in-part (but only to extent the claims thereof are enabled by disclosure of the parent application); any patents issuing on said applications including reissues, reexaminations and extensions; and any corresponding foreign applications or patents.

1.8 “Second Patent Rights” means any of the following: the US patent application […***…] disclosing and claiming the Second Invention, filed by Second Inventors and assigned to UNIVERSITY; and continuing applications thereof including divisions, substitutions, and continuations-in-part (but only to extent the claims thereof are enabled by disclosure of the parent application); any patents issuing on said

3.	***Confidential Treatment Requested

applications including reissues, reexaminations and extensions; and any corresponding foreign applications or patents.

1.9 “Third Patent Rights” means any of the following: the US patent application […***…] disclosing and claiming the Third Invention, filed by Third Inventors and assigned to UNIVERSITY; and continuing applications thereof including divisions, substitutions, and continuations-in-part (but only to extent the claims thereof are enabled by disclosure of the parent application); any patents issuing on said applications including reissues, reexaminations and extensions; and any corresponding foreign applications or patents.

1.10 “Fourth Patent Rights” means UNIVERSITY’S rights in any of the following: the US patent applications […***…] disclosing and claiming the Fourth Invention, filed by Fourth Inventors and assigned to UNIVERSITY by […***…], and continuing applications thereof including divisions, substitutions, and continuations-in-part (but only to extent the claims thereof are enabled by disclosure of the parent application); any patents issuing on said applications including reissues, reexaminations and extensions; and any corresponding foreign applications or patents.

1.11 “Fifth Patent Rights” means any of the following: any and all US patent application(s) disclosing and claiming the Fifth Invention, filed by the Fifth Inventor and assigned to UNIVERSITY; and continuing applications thereof including divisions, substitutions, and continuations-in-part (but only to extent the claims thereof are enabled by disclosure of the parent application); any patents issuing on said applications including reissues, reexaminations and extensions; and any corresponding foreign applications or patents.

1.12 “Sixth Patent Rights” means any of the following: the US patent application […***…] disclosing and claiming the Sixth Invention, filed by Sixth Inventors and assigned to UNIVERSITY; and continuing applications thereof including divisions, substitutions, and continuations-in-part (but only to extent the claims thereof are enabled by disclosure of the parent application); any patents issuing on said applications including reissues, reexaminations and extensions; and any corresponding foreign applications or patents.

1.13 “Seventh Patent Rights” means UNIVERSITY’S rights in any of the following: any and all US patent application(s) disclosing and claiming the Seventh Invention, filed by Seventh Inventors and assigned to UNIVERSITY; and continuing applications thereof including divisions, substitutions, and continuations-in-part (but only to extent the claims thereof are enabled by disclosure of the parent application); any patents issuing on said applications including reissues, reexaminations and extensions; and any corresponding foreign applications or patents.

4.	***Confidential Treatment Requested

1.14 “Patent Rights” means any and all or any combination of First, Second, Third, Fourth, Fifth, Sixth and Seventh Patent Rights, as context may require.

1.15 “Technology” means the written technical information, data, knowledge, algorithms, computer programs, and/or software relating to any Invention, Licensed Product or Licensed Method which the Inventors or UNIVERSITY provide to LICENSEE prior to or as of the Effective Date.

1.16 “Sponsor Rights” means all the applicable provisions of any license to the United States Government executed by UNIVERSITY and the overriding obligations to the Federal Government under 35 U.S.C. §§ 200-212 and applicable governmental implementing regulations.

1.17 “Licensed Method” means any method that uses Technology, or is covered by any pending or issued and unexpired claim within the Patent Rights the use of which would constitute, but for the license granted to LICENSEE under this Agreement, an infringement of any pending or issued and unexpired claim within Patent Rights.

1.18 “Licensed Product” means any composition or product that uses Technology, or is covered by any pending or issued and unexpired claim within the Patent Rights, or that is produced by the Licensed Method, or the manufacture, use, sale, offer for sale, or importation of which would constitute, but for the license granted to LICENSEE by UNIVERSITY herein, an infringement of any pending or issued and unexpired claim within the Patent Rights.

1.19 “Model Licensed Product” means any Standard Model Licensed Product, Modified Licensed Product and/or New Model Licensed Product.

1.20 “Standard Model Licensed Product” means a Licensed Product that is […***…].

1.21 “Modified Model Licensed Product” means a Licensed Product that is […***…].

1.22 “New Model Licensed Product” means a Licensed Product that is […***…].

1.23 “Net Sales” means the total of the gross invoice prices of Licensed Products sold by LICENSEE, […***…] less the sum of the following actual and customary deductions where applicable and separately listed: cash, trade, or quantity discounts; sales, use, tariff, import/export duties or other excise taxes imposed on particular sales (except for value-added and income taxes imposed on the sales of Licensed Products in foreign countries); transportation charges; or credits to customers because of

5.	***Confidential Treatment Requested

rejections or returns. […***…] In the event that LICENSEE or any of its Affiliates sells Licensed Products through one or more distributors, Net Sales will include amounts received by LICENSEE or its Affiliates for the sale of such Licensed Products to such distributors, but will not include any amounts received by such distributors for the sale of Licensed Products.

1.24 “Consideration” means any consideration received by LICENSEE, including license fees, milestone payments, royalties and stock premiums, […***…].

1.25 “Third Party Partner” means any entity that contracts with LICENSEE for the purpose of LICENSEE developing for and delivering to such entity any deliverable (each, a “Deliverable”) that is either […***…].

1.26 “Patent Costs” means all out-of-pocket expenses for the preparation, filing, prosecution, and maintenance of all United States and foreign patents included in Patent Rights. Patent Costs shall also include reasonable out-of-pocket expenses for patentability opinions, inventorship determination, preparation and prosecution of patent application, re-examination, re-issue, interference, and opposition activities related to patents or applications in Patent Rights.

1.27 “Combination Product” means any product which is a Model Licensed Product and contains other product(s) or product component(s) that (i) does not use Invention, Technology or Patent Rights; (ii) the sale, use or import by itself does not contribute to the infringement of Patent Rights; (iii) can be sold separately by LICENSEE, its Sublicensees or an Affiliate; and (iv) enhances the market price of the final product(s) sold, used or imported by LICENSEE, its Sublicensee, or an Affiliate.

ARTICLE 2

GRANTS

2.1 Patent License. Subject to the limitations set forth in this Agreement and Sponsor’s Rights, UNIVERSITY hereby grants to LICENSEE and its Affiliates who agree in writing to be bound by this Agreement, and LICENSEE hereby accepts (on behalf of itself and its Affiliates), a license under UNIVERSITY’S interest in Patent Rights (including […***…] interest in the First Patent Rights if, and only if, […***…] unconditionally and voluntarily allows UNIVERSITY to grant his interest in the First Patent Rights on his behalf to

6.	***Confidential Treatment Requested

LICENSEE without demanding any compensation or income-sharing from UNIVERSITY) to make, have made, use, sell, offer for sale, and import Licensed Products and to practice Licensed Methods and to use Technology and to copy, distribute, modify and create derivative works from the copyrighted material, if any, included in the Technology, in the Field within the Territory and during the Term.

2.2 The license granted herein is exclusive for UNIVERSITY’S Patent Rights and any copyrights included within the Technology, and UNIVERSITY shall not grant to third parties a further license under Patent Rights or such copyrights in the Field, within the Territory and during the Term.

2.3 Sublicense.

(a) The license granted in Paragraph 2.1 includes the right of LICENSEE to grant sublicenses to third parties during the Term […***…].

(b) With respect to sublicenses granted pursuant to Paragraph 2.2 LICENSEE shall:

(1) […***…];

(2) to the extent applicable, include all of the rights of and obligations due to UNIVERSITY (and, if applicable, the Sponsor’s Rights) and contained in this Agreement;

(3) promptly provide UNIVERSITY with a copy of each sublicense issued; and

(4) collect and guarantee payment of all payments due, directly or indirectly, to UNIVERSITY from Sublicensees and summarize and deliver all reports due, directly or indirectly, to UNIVERSITY from Sublicensees.

(c) Upon termination of this Agreement for any reason, UNIVERSITY, at its reasonable discretion, shall determine whether LICENSEE shall cancel or assign to UNIVERSITY any and all sublicenses; provided, however, that LICENSEE may submit a proposed sublicense to UNIVERSITY in advance for UNIVERSITY’s prior approval, such approval not to be unreasonably withheld or delayed (i.e. UNIVERSITY will respond within forty-five (45) days after receipt of such proposal from LICENSEE), and if UNIVERSITY approves such sublicense, then such sublicense shall also become a direct license between the Sublicensee and UNIVERSITY upon termination of this Agreement for any reason, provided that such Sublicensee is not the cause of the termination of this Agreement.

2.4 Reservation of Rights. UNIVERSITY reserves the right to:

(a) use the Inventions, Technology (including copyrights subsisting therein) and Patent Rights for educational and research purposes; and

7.	***Confidential Treatment Requested

(b) publish or otherwise disseminate any information about the Invention and Technology at any time, provided that any such publication or dissemination shall not inhibit the ability of Inventions to be patented; and

(c) allow other nonprofit institutions to use Invention, Technology (including copyrights subsisting therein) and Patent Rights for educational and non-commercial research purposes in their facilities.

ARTICLE 3

CONSIDERATIONS

3.1 Fees and Royalties. The parties hereto understand that the fees and royalties payable by LICENSEE to UNIVERSITY under this Agreement are partial considerations for the license granted herein to LICENSEE under Technology and Patent Rights. LICENSEE shall pay UNIVERSITY:

(a) a license issue fee of :

(i) twenty five thousand Dollars ($25,000) upon execution of this Agreement; and

(ii) […***…], three hundred fifty thousand (350,000) shares of LICENSEE’S Series A-1 Preferred Stock (having the same antidilution protection as the Series A Preferred Stock authorized in the Restated Articles of Incorporation of LICENSEE, a copy of which is attached to this Agreement as Exhibit A). Such Series A-1 Preferred Stock shall be issued to and delivered to UNIVERSITY within thirty (30) days after written notice of approval of equity acceptance from the Office of the President of the University of California. In the event that such an approval is not granted, this Agreement shall remain in effect and LICENSEE and UCSD shall renegotiate in good faith for a substitution of similar value for consideration.

(b) milestone payments within […***…] after the occurrence of the following events in the amounts set forth opposite the applicable event in the table below:

Milestone Payment Amount	Milestone Event
(i) […***…]	[…***…]
(ii) […***…]	[…***…]

8.	***Confidential Treatment Requested

(c) an earned royalty:

(I)	on Net Sales by LICENSEE and/or its Affiliates:

(i) […***…] for Standard Model Licensed Products;

(ii) […***…] for Modified Model Licensed Products; and

(iii) […***…]

Provided, however, that the earned royalty due on Net Sales of Combination Product by LICENSEE and/or its Affiliate(s) shall be calculated as below:

Earned royalties due UNIVERSITY = […***…] where:

[…***…]; and

[…***…].

(II)	on all Consideration received by LICENSEE from a Third Party Partner as payment for Deliverables:

(i) […***…]; or

(ii) […***…].

No multiple royalties shall be payable because any Model Licensed Product or Deliverable, or its manufacture, use or sale is covered by more than one claim or patent or patent application within the Patent Rights.

(d) […***…] of all sublicense fees, including, without limitation, […***…] fees and […***…], received by LICENSEE from its […***…] that are not […***…], excluding […***…] funding (exclusive of salaries for any persons who are not directly involved in […***…] activities, except for the normal indirect costs the company charges towards its […***…] projects) and the fair market value of equity sold by LICENSEE to any such […***…]. The percentage of all […***…] fees owed to UNIVERSITY shall […***…] by LICENSEE (including […***…] funding provided to LICENSEE by third parties) provided the amount owed to

9.	***Confidential Treatment Requested

UNIVERSITY shall never be […***…] fees received by LICENSEE.

(e) on each and every […***…] royalty payment received by LICENSEE from its […***…] on sales of Licensed Product by […***…] based on the royalty rate in paragraph 3.1 (c)

(f) Beginning […***…] LICENSEE shall pay UNIVERSITY at the end of each calendar year a minimum […***…] payment of […***…]; provided, however, that any payments made by LICENSEE to UNIVERSITY in the applicable calendar year under Paragraph 3.1(c) or 3.1 (e) shall be credited toward such minimum payment for such year; provided, further, however, that for the […***…] of such Model Licensed Product or Deliverable, the amount of the minimum payment shall be pro-rated for the number of months remaining in that calendar year. Beginning with the […***…], LICENSEE shall pay UNIVERSITY at the end of such calendar year a minimum […***…] payment of […***…]; provided, however, that any payments made by LICENSEE TO UNIVERSITY in the applicable calendar year under Paragraph 3.1(c) or 3.1 (e) shall be credited toward such minimum payment for such year.

All fees and royalty payments to be paid by LICENSEE hereunder shall be paid by LICENSEE pursuant to Paragraph 4.3 and shall be delivered by LICENSEE to UNIVERSITY as noted in Paragraph 10.1.

3.2 Patent Costs. LICENSEE shall reimburse UNIVERSITY all past (prior to the Effective Date) and unreimbursed and future (on or after the Effective Date) Patent Costs […***…] following receipt by LICENSEE of an itemized invoice from UNIVERSITY.

3.3 Due Diligence.

(a) LICENSEE shall:

(1) diligently proceed with the development, manufacture and sale of Licensed Products;

(2) annually spend not less than […***…] for the development of Licensed Products during the first […***…] of this Agreement; provided, however, that once LICENSEE has spent […***…] or more developing Licensed Products, it shall be deemed to have satisfied its obligations under this Paragraph 3.3(a)(2). LICENSEE may, at its sole option, fund the research of any one of the Inventors and credit the amount of such funding actually paid to UCSD against its obligation under this paragraph;

(3) market Licensed Products in the United States […***…] of receiving regulatory approval to market such Licensed Products;

10.	***Confidential Treatment Requested

(4) reasonably fill the market demand for Licensed Products following commencement of marketing at any time during the term of this Agreement; and

(5) obtain all necessary governmental approvals for the manufacture, use and sale of Licensed Products.

(b) If LICENSEE fails to perform any of its obligations specified in Paragraphs 3.3(a)(1)-(5), then UNIVERSITY shall have the right and option to either terminate this Agreement or change LICENSEE’s exclusive license to nonexclusive license. This right, if exercised by UNIVERSITY, supersedes the rights granted in Article 2.

ARTICLE 4

REPORTS, RECORDS AND PAYMENTS

4.1 Reports.

(a) Progress Reports.

(1) Beginning January 1, 2002 and ending on the date of first commercial sale of a Licensed Product in the United States, LICENSEE shall submit to UNIVERSITY once each calendar year a progress report covering LICENSEE’s (and Affiliate’s and Sublicensee’s) activities to develop and test all Licensed Products and obtain governmental approvals necessary for marketing the same. Such reports shall include a summary of work completed; summary of work in progress; current schedule of anticipated events or milestones; market plans for introduction of Licensed Products; and summary of resources (dollar value) spent in the reporting period.

(2) LICENSEE shall also report to UNIVERSITY, in its immediately subsequent progress report, the date of first commercial sale of a Licensed Product in each country.

(b) Royalty Reports. After the first commercial sale of a Licensed Product anywhere in the world, LICENSEE shall submit to UNIVERSITY quarterly royalty reports on or before each February 28, May 31, August 31 and November 30 of each year. Each royalty report shall cover LICENSEE’s (and each Affiliate’s and Sublicensee’s) most recently completed calendar quarter and shall show:

(1) the gross sales, deductions as provided in Paragraph 1.23, and Net Sales during the most recently completed calendar quarter and the royalties, in US dollars, payable with respect thereto;

(2) the number of each type of Licensed Product sold;

(2) Sublicense fees and royalties;

11.

(3)	Consideration for Deliverables received during the most recently completed calendar quarter in US dollars, payable with respect thereto;

(4)	the method used to calculate the royalties; and

(5)	the exchange rates used.

If no sales of Licensed Products or Deliverables have been made and no sublicense revenues have been received by LICENSEE during any reporting period, LICENSEE shall so report.

4.2 Records & Audits.

(a) LICENSEE shall keep, and shall require its Affiliates and Sublicensees to keep, accurate and correct records of all Licensed Products manufactured, used, and sold, Deliverables developed and sold, and sublicense fees received under this Agreement. Such records shall be retained by LICENSEE for at least five (5) years following a given reporting period.

(b) All records shall be available during normal business hours for inspection at the expense of UNIVERSITY by UNIVERSITY’s Internal Audit Department or by a Certified Public Accountant selected by UNIVERSITY and in compliance with the other terms of this Agreement for the sole purpose of verifying reports and payments. Such inspector shall not disclose to UNIVERSITY any information other than information relating to the accuracy of reports and payments made under this Agreement or other compliance issues. In the event that any such inspection shows an under reporting and underpayment in excess of […***…] for any twelve (12) month period, then LICENSEE shall pay the cost of the audit as well as any additional sum that would have been payable to UNIVERSITY had the LICENSEE reported correctly, plus an interest charge at a rate of […***…] per year. Such interest shall be calculated from the date the correct payment was due to UNIVERSITY up to the date when such payment is actually made by LICENSEE. For underpayment not in excess of […***…] for any twelve (12) month period, LICENSEE shall pay the difference within thirty (30) days without interest charge or inspection cost. If the inspection shows any overpayment by LICENSEE, UNIVERSITY shall promptly credit such amount to any royalties that may be owed by LICENSEE to UNIVERSITY in the future.

4.3 Payments.

(a) All fees and royalties due UNIVERSITY shall be paid in United States dollars and all checks shall be made payable to “The Regents of the University of California”, referencing UNIVERSITY’S taxpayer identification number, 95-6006144. When Licensed Products are sold in currencies other than United States dollars, LICENSEE shall first determine the earned royalty in the currency of the country in which Licensed Products were sold and then convert the amount into equivalent United States funds, using the exchange rate quoted in the Wall Street Journal on the last business day of the applicable reporting period.

12.	***Confidential Treatment Requested

(c) Royalty Payments.

(1) Royalties shall accrue when Licensed Products are invoiced, or if not invoiced, when delivered to a third party or Affiliate.

(2) LICENSEE shall pay earned royalties quarterly on or before February 28, May 31, August 31 and November 30 of each calendar year. Each such payment shall be for earned royalties accrued within LICENSEE’s most recently completed calendar quarter.

(3) Royalties earned on sales occurring or under sublicense granted pursuant to this Agreement in any country outside the United States shall not be reduced by LICENSEE for any taxes, fees, or other charges imposed by the government of such country on the payment of royalty income, except that all payments made by LICENSEE in fulfillment of UNIVERSITY’s tax liability in any particular country may be credited against earned royalties or fees due UNIVERSITY for that country. LICENSEE shall pay all bank charges resulting from the transfer of such royalty payments.

(4) If at any time legal restrictions prevent the prompt remittance of part or all royalties by LICENSEE with respect to any country where a Licensed Product is sold or a sublicense is granted pursuant to this Agreement, LICENSEE shall convert the amount owed to UNIVERSITY into US currency and shall pay UNIVERSITY directly from its US sources of fund for as long as the legal restrictions apply.

(5) LICENSEE shall not collect royalties from, or cause to be paid on Licensed Products sold to the account of the US Government or any agency thereof as provided for in the license to the US Government.

(6) In the event that any patent or patent claim within Patent Rights is held invalid in a final decision by a patent office from which no appeal or additional patent prosecution has been or can be taken, or by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, all obligation to pay royalties based solely on that patent or claim or any claim patentably indistinct therefrom shall cease as of the date of such final decision. LICENSEE shall not, however, be relieved from paying any royalties that accrued before the date of such final decision, that are based on another patent or claim not involved in such final decision, or that are based on the use of Technology.

(d) Late Payments. In the event royalty, reimbursement and/or fee payments are not received by UNIVERSITY when due, LICENSEE shall pay to UNIVERSITY interest charges at a rate of […***…] per year. Such interest shall be calculated from the date payment was due until actually received by UNIVERSITY.

13.	***Confidential Treatment Requested

ARTICLE 5

PATENT MATTERS

5.1 Patent Prosecution and Maintenance.

(a) LICENSEE shall diligently prosecute and maintain the United States and, if available, foreign patents, and applications in Patent Rights claiming the […***…] Invention, at its own cost, using counsel of its choice. LICENSEE shall provide UNIVERSITY with copies of all relevant documentation relating to such prosecution and UNIVERSITY shall keep this documentation confidential.

(b) Provided that LICENSEE has reimbursed UNIVERSITY for Patent Costs pursuant to Paragraph 3.2, except as provided in Paragraph 5.1(a), UNIVERSITY shall diligently prosecute and maintain the United States and, if available, foreign patents, and applications in Patent Rights using counsel of its choice. UNIVERSITY shall provide LICENSEE with copies of all relevant documentation relating to such prosecution and LICENSEE shall keep this documentation confidential. The counsel shall take instructions only from UNIVERSITY, and all patents and patent applications in such Patent Rights shall be assigned solely to UNIVERSITY.

(c) UNIVERSITY shall consider amending any patent application in Patent Rights to include claims reasonably requested by LICENSEE to protect the products contemplated to be sold by LICENSEE under this Agreement.

(d) LICENSEE shall apply for an extension of the term of any patent in Patent Rights if appropriate under the Drug Price Competition and Patent Term Restoration Act of 1984 and/or European, Japanese and other foreign counterparts of this law. LICENSEE shall prepare all documents for such application, and UNIVERSITY shall execute such documents and to take any other additional action as LICENSEE reasonably requests in connection therewith.

(e) LICENSEE may elect to terminate its obligations under Paragraph 5.1(a) or its reimbursement obligations with respect to any patent application or patent in Patent Rights upon […***…] written notice to UNIVERSITY. UNIVERSITY shall use reasonable efforts to curtail further Patent Costs for such application or patent when such notice of termination is received from LICENSEE. UNIVERSITY, […***…], may continue prosecution and maintenance of said application or patent, and LICENSEE shall then have no further license with respect thereto. Non-payment of any portion of Patent Costs with respect to any application or patent may be deemed by UNIVERSITY as an election by LICENSEE to terminate its reimbursement obligations with respect to such application or patent.

5.2 Patent Infringement.

(a) If LICENSEE learns of any substantial infringement of Patent Rights, LICENSEE shall so inform UNIVERSITY and provide UNIVERSITY with reasonable evidence of the infringement. Neither party shall notify a third party of the infringement of Patent Rights

14.	***Confidential Treatment Requested

without the consent of the other party. Both parties shall use reasonable efforts and cooperation to terminate infringement without litigation.

(b) For […***…] shall have the first right, but not the obligation, to enforce the Patents Rights against any third party infringer. […***…] agrees to provide […***…] all reasonable assistance, at […***…] expense, in such enforcement, including, without limitation, executing any necessary documentation related thereto. If […***…] fails to bring an action or proceeding […***…], set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, then […***…] shall have the right, but not the obligation, to bring and control any such action at its own expense and by counsel of its own choice. In such case, […***…] agrees to provide […***…] all reasonable assistance, at […***…] expense, in such enforcement, including, without limitation, executing any necessary documentation related thereto. Regardless which party brings such enforcement action, the party not bringing the action shall have the right to participate in such action at its own expense with its own counsel.

(c) Recoveries from actions brought pursuant to Paragraph 5.2(b) shall belong to the party bringing suit, except that for suits brought by LICENSEE, a portion of any recovery, after reimbursement of all fees and costs incurred in connection with such suits, shall be paid to UNIVERSITY as follows: […***…]. Legal actions brought jointly by UNIVERSITY and LICENSEE and fully participated in by both shall be […***…].

(d) Each party shall cooperate with the other in litigation proceedings at the expense of the party bringing suit. Litigation shall be controlled by the party bringing the suit, except that UNIVERSITY may be represented by counsel of its choice in any suit brought by LICENSEE.

5.3 Patent Marking. LICENSEE shall mark all Licensed Products made, used or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.

5.4 […***…]. Without prejudice, and as a condition of executing this Agreement, […***…] will execute an assignment of the First Invention contemporaneously with this Agreement (Exhibit B) assigning joint ownership to UNIVERSITY and […***…]. The assignment shall become effective as of the Effective Date and shall terminate on the earlier of the expiration date of the First Patent Rights or the termination of this Agreement.

15.	***Confidential Treatment Requested

ARTICLE 6

GOVERNMENTAL MATTERS

6.1 Governmental Approval or Registration. If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, LICENSEE shall assume all legal obligations to do so. LICENSEE shall notify UNIVERSITY if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. LICENSEE shall make all necessary filings and pay all costs including fees, penalties, and all other out-of-pocket costs associated with such reporting or approval process.

6.2 Export Control Laws. LICENSEE shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations and the Export Administration Regulations.

6.3 Preference for United States Industry. If LICENSEE sells a Licensed Product or Combination Product in the US, LICENSEE shall manufacture said product substantially in the US.

ARTICLE 7

TERMINATION OF THE AGREEMENT

7.1 Termination by The Regents. If LICENSEE fails to perform or violates any term of this Agreement, then UNIVERSITY may give written notice of default (“Notice of Default”) to LICENSEE. If LICENSEE fails to cure the default within ninety (90) days of the Notice of Default, UNIVERSITY may terminate this Agreement and the license granted herein by a second written notice (“Notice of Termination”) to LICENSEE. If a Notice of Termination is sent to LICENSEE, this Agreement shall automatically terminate on the effective date of that notice. Termination shall not relieve LICENSEE of its obligation to pay any fees owed at the time of termination and shall not impair any accrued right of UNIVERSITY.

7.2 Termination by LICENSEE.

(a) LICENSEE shall have the right at any time and for any reason to terminate this Agreement upon a ninety (90) day written notice to UNIVERSITY. Said notice shall state LICENSEE’s reason for terminating this Agreement.

(b) Any termination under Paragraph 7.2(a) shall not relieve LICENSEE of any obligation or liability accrued under this Agreement prior to termination or rescind any payment made to UNIVERSITY or action by LICENSEE prior to the time termination becomes effective. Termination shall not affect in any manner any rights of UNIVERSITY arising under this Agreement prior to termination.

16.

7.3 Survival on Termination. The following Paragraphs and Articles shall survive the termination of this Agreement:

(a) Paragraph 2.3(c);

(b) Article 4 (REPORTS, RECORDS AND PAYMENTS);

(c) Paragraph 5.4 […***…];

(d) Paragraph 7.1 (Termination by the Regents);

(e) Paragraph 7.2(b);

(f) Paragraph 7.3 (Survival on Termination);

(g) Paragraph 7.4 (Disposition of Licensed Products on Hand);

(h) Paragraph 8.2 (Indemnification);

(i) Article 9 (USE OF NAMES AND TRADEMARKS);

(j) Paragraph 10.2 hereof (Secrecy); and

(k) Paragraph 10.5 (Failure to Perform).

7.4 Disposition of Licensed Products on Hand. Upon termination of this Agreement, LICENSEE may dispose of all previously made or partially made Licensed Products within a period of […***…] provided that the sale of such Licensed Product by LICENSEE, its Sublicensees, or Affiliates shall be subject to the terms of this Agreement, including but not limited to the rendering of reports and payment of royalties required under this Agreement.

ARTICLE 8

LIMITED WARRANTY AND INDEMNIFICATION

8.1 Limited Warranty.

(a) UNIVERSITY warrants that it has the lawful right to grant the license it grants herein.

(b) The license granted herein and the associated Technology are provided “AS IS” and without WARRANTY OF MERCHANTABILITY or WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE or any other warranty, express or implied. UNIVERSITY makes no representation or warranty that the Licensed Product, Licensed Method or the use of Patent Rights or Technology will not infringe any other patent or other proprietary rights.

17.	***Confidential Treatment Requested

(c) In no event shall UNIVERSITY be liable for any incidental, special or consequential damages resulting from exercise of the license granted herein or the use of the Invention, Licensed Product, Licensed Method or Technology.

(d) Nothing in this Agreement shall be construed as:

(1) a warranty or representation by UNIVERSITY as to the validity or scope of any Patent Rights;

(2) a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or shall be free from infringement of patents of third parties;

(3) an obligation to bring or prosecute actions or suits against third parties for patent infringement except as provided in Paragraph 5.2 hereof;

(4) conferring by implication, estoppel or otherwise any license or rights under any patents of UNIVERSITY other than Patent Rights as defined in this Agreement, regardless of whether those patents are dominant or subordinate to Patent Rights;

(5) an obligation to furnish any know-how not provided in Patent Rights and Technology; or

(6) an obligation to update Technology.

8.2 Indemnification.

(a) LICENSEE shall indemnify, hold harmless and defend UNIVERSITY, its officers, employees, and agents; the sponsors of the research that led to the Invention; and the Inventors of the patents and patent applications in Patent Rights and their employers against any and all claims, suits, losses, damage, costs, fees, and expenses incurred by any such party resulting from or arising out of exercise of this license or any sublicense. This indemnification shall include, but not be limited to, any product liability.

(b) LICENSEE, at its sole cost and expense, shall insure its activities in connection with the work under this Agreement and obtain, keep in force and maintain insurance or an equivalent program of self insurance as follows:

(1) comprehensive or commercial general liability insurance (contractual liability included) with limits of at least: (i) each occurrence, $1,000,000; (ii) products/completed operations aggregate, $2,000,000; (iii) personal and advertising injury, $1,000,000; and (iv) general aggregate (commercial form only), $2,000,000; and

(2) the coverage and limits referred to above shall not in any way limit the liability of LICENSEE.

18.

(c) LICENSEE shall furnish UNIVERSITY with certificates of insurance showing compliance with all requirements. Such certificates shall: (i) provide for thirty (30) day advance written notice to UNIVERSITY of any modification; (ii) indicate that UNIVERSITY has been endorsed as an additional insured under the coverage referred to above; and (iii) include a provision that the coverage shall be primary and shall not participate with nor shall be excess over any valid and collectable insurance or program of self-insurance carried or maintained by UNIVERSITY.

(d) UNIVERSITY shall notify LICENSEE in writing of any claim or suit brought against UNIVERSITY in respect of which UNIVERSITY intends to invoke the provisions of this Article. LICENSEE shall keep UNIVERSITY informed on a current basis of its defense of any claims under this Article.

ARTICLE 9

USE OF NAMES AND TRADEMARKS

9.1 Nothing contained in this Agreement confers any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of either party hereto (including contraction, abbreviation or simulation of any of the foregoing). Unless required by law, the use by LICENSEE of the name, “The Regents Of The University Of California” or the name of any campus of the University Of California is prohibited, without the express written consent of UNIVERSITY.

9.2 UNIVERSITY may disclose to the Inventors the terms and conditions of this Agreement upon their request. If such disclosure is made, UNIVERSITY shall request the Inventors not disclose such terms and conditions to others.

9.3 UNIVERSITY may acknowledge the existence of this Agreement and the extent of the grant in Article 2 to third parties, but UNIVERSITY shall not disclose the financial terms of this Agreement to third parties, except where UNIVERSITY is required by law to do so, such as under the California Public Records Act.

9.4 LICENSEE shall be entitled to issue a press release announcing the execution of this Agreement and the general subject matter hereof, provided that University must consent to the content of such press release, which consent shall not be unreasonably withheld or delayed.

ARTICLE 10

MISCELLANEOUS PROVISIONS

10.1 Correspondence. Any notice or payment required to be given to either party under this Agreement shall be deemed to have been properly given and effective:

(a) on the date of delivery if delivered in person, or

19.

(b) five (5) days after mailing if mailed by first-class or certified mail, postage paid, to the respective addresses given below, or to such other address as is designated by written notice given to the other party.

If sent to LICENSEE:

Genomatica, Inc.

5405, Morehouse Drive, Suite 210

San Diego, CA 92121

Attention: Chief Executive Officer

Phone: (858) 824-1771 Fax: (858) 824-1772

If sent to UNIVERSITY:

University of California, San Diego

Technology Transfer & Intellectual Property Services

9500 Gilman Drive

La Jolla, CA 92093-0910

Attention: Director

Phone: (858) 534-5815 Fax: (858) 534-7345

10.2 Secrecy.

(a) “Confidential Information” shall mean information, including Technology, relating to the Invention and disclosed by UNIVERSITY to LICENSEE during the term of this Agreement, which if disclosed in writing shall be marked “Confidential”, or if first disclosed otherwise, shall within thirty (30) days of such disclosure be reduced to writing by UNIVERSITY and sent to LICENSEE:

(c) LICENSEE shall:

(1) use the Confidential Information for the sole purpose of performing under the terms of this Agreement;

(2) safeguard Confidential Information against disclosure to others with the same degree of care as it exercises with its own data of a similar nature;

(3) not disclose Confidential Information to others (except to its employees, agents, consultants, Sublicensees, Third Party Partners, distributors or proposed Sublicensees, Third Party Partners or distributors, who are bound to LICENSEE by a like obligation of confidentiality) without the express written permission of UNIVERSITY, except that LICENSEE shall not be prevented from using or disclosing any of the Confidential Information that:

(i) LICENSEE can demonstrate by written records was previously known to it;

20.

(ii) is now, or becomes in the future, public knowledge other than through acts or omissions of LICENSEE; or

(iii) is lawfully obtained by LICENSEE from sources independent of UNIVERSITY; and

(d) The secrecy obligations of LICENSEE with respect to Confidential Information shall continue for a period ending […***…] from the termination date of this Agreement.

10.2 Assignability. This Agreement may be assigned by UNIVERSITY, but is personal to LICENSEE and assignable by LICENSEE only with the written consent of UNIVERSITY, which consent shall not be unreasonably withheld, except that Licensee can assign this Agreement to its successor without prior written consent of UNIVERSITY provided that LICENSEE has sold all or substantially all of its business or assets that relate to this Agreement to such successor or in connection with the acquisition of LICENSEE by such successor.

10.3 No Waiver. No waiver by either party of any breach or default of any covenant or agreement set forth in this Agreement shall be deemed a waiver as to any subsequent and/or similar breach or default.

10.4 Failure to Perform. In the event of a failure of performance due under this Agreement and if it becomes necessary for either party to undertake legal action against the other on account thereof, then the prevailing party shall be entitled to reasonable attorney’s fees in addition to costs and necessary disbursements.

10.5 Governing Laws. THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, but the scope and validity of any patent or patent application shall be governed by the applicable laws of the country of the patent or patent application.

10.6 Force Majeure. A party to this Agreement may be excused from any performance required herein if such performance is rendered impossible or unfeasible due to any catastrophe or other major event beyond its reasonable control, including, without limitation, war, riot, and insurrection; laws, proclamations, edicts, ordinances, or regulations; strikes, lockouts, or other serious labor disputes; and floods, fires, explosions, or other natural disasters. When such events have abated, the non-performing party’s obligations herein shall resume.

10.7 Headings. The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

10.8 Entire Agreement. This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof. The parties agree that the Prior Agreement is terminated as of the Effective Date and is superseded in its entirety by this Agreement.

21.	***Confidential Treatment Requested

10.9 Amendments. No amendment or modification of this Agreement shall be valid or binding on the parties unless made in writing and signed on behalf of each party.

10.10 Severability. In the event that any of the provisions contained in this Agreement is held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal, or unenforceable provisions had never been contained in it.

IN WITNESS WHEREOF, both UNIVERSITY and LICENSEE have executed this Agreement, in duplicate originals, by their respective and duly authorized officers on the day and year written.

GENOMATICA, INC.	THE REGENTS OF THE UNIVERSITY OF CALIFORNIA:

By: /s/ Thomas A. Reed	By: /s/ Alan S. Paau
(Signature)	(Signature)

Name: Thomas A. Reed	Name: Alan S. Paau

Title: Chief Financial Officer	Title: Director, Technology Transfer & Intellectual Property Services

Date: 12/20/2001	Date: 12/20/2001

22.

EXHIBIT A

STOCK PURCHASE AGREEMENT

AND

RESTATED ARTICLES OF INCORPORATION

GENOMATICA, INC.

SERIES A-1 PREFERRED STOCKHOLDER AGREEMENT

December 19, 2001

TABLE OF CONTENTS

PAGE

LIST OF EXHIBITS

Second Amended and Restated Articles of Incorporation	Exhibit A

GENOMATICA, INC.

SERIES A-1 PREFERRED STOCKHOLDER AGREEMENT

THIS SERIES A-1 PREFERRED STOCKHOLDER AGREEMENT (this “Agreement”) is entered into as of December 19, 2001, by and among GENOMATICA, INC., a California corporation (the “Company”) and THE REGENTS OF THE UNIVERSITY OF CALIFORNIA (“The Regents”), a California corporation having an address at 1111 Franklin St., 12th Floor, Oakland, CA 94607, represented by its San Diego Campus (“UCSD”) having an address at Technology Transfer & Intellectual Property Services, 9500 Gilman Drive, La Jolla, CA 92063-0910, and UCSD’s nominee Shellwater & Co.

RECITALS

WHEREAS, the Company and UCSD have entered into a License Agreement dated as of the date hereof (the “License Agreement”) which, among other things, contemplates the issuance of an aggregate of three hundred fifty thousand (350,000) shares of the Company’s Series A-1 Preferred Stock (the “Shares”);

WHEREAS, UCSD desires to receive the Shares on the terms and conditions set forth herein; and

WHEREAS, the Company desires to issue and transfer the Shares to UCSD on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

ARTICLE 1

AGREEMENT TO ISSUE AND TRANSFER

1.1 Authorization of Shares. On or prior to the Closing (as defined in Section 2 below), the Company shall have authorized (i) the issuance and transfer to UCSD of the Shares, and (ii) the issuance of such shares of Common Stock to be issued upon conversion of the Shares (the “Conversion Shares”). The Shares and the Conversion Shares shall have the rights, preferences, privileges and restrictions set forth in the Company’s Second Amended and Restated Articles of Incorporation of the Company, in the form attached hereto as Exhibit A (the “Restated Articles”).

1.2 Issuance and Transfer. Subject to the terms and conditions hereof and subject to the conditions of the Closing (as hereinafter defined), the Company hereby agrees to issue and transfer to UCSD and UCSD agrees to receive the Shares from the Company at the Closing. The sole consideration for such Shares shall be the value realized by the Company by reason of UCSD entering into the License Agreement, which value shall be deemed equal to […***…] per Share.

1.	***Confidential Treatment Requested

ARTICLE 2

CLOSING AND DELIVERY

2.1 Closing. The closing of the issuance and transfer of Shares under this Agreement (the “Closing”) shall take place at 1:00 p.m. on the date hereof, at the offices of Cooley Godward LLP, 4401 Eastgate Mall, San Diego, California 92121 or at such other time or place as the Company and UCSD may mutually agree (such date is hereinafter referred to as the “Closing Date”).

2.2 Delivery. At the Closing, subject to the terms and conditions hereof, the Company will deliver to UCSD one or more certificates representing the number of Shares to be issued at the Closing to UCSD, and UCSD shall execute and deliver to the Company the License Agreement as payment of the purchase price therefor.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to UCSD as of the date of this Agreement as follows:

3.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement, to issue and transfer the Shares and the Conversion Shares, and to carry out the provisions of this Agreement, and to carry on its business as presently conducted and as presently proposed to be conducted.

3.2 Shares Validly Issued. When issued in compliance with the provisions of this Agreement and the Restated Articles, the Shares and the Conversion Shares will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances, provided, however, that the Shares and the Conversion Shares may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed and under a right of first refusal set forth in the Company’s Bylaws.

3.3 Capitalization; Voting Rights. The authorized capital stock of the Company, immediately prior to the Closing, will consist of twenty million (20,000,000) shares of Common Stock, no par value per share, of which three million three hundred sixty thousand (3,360,000) are outstanding, and ten million (10,000,000)shares of Preferred Stock, no par value per share, three million (3,000,000) of which are designated Series A Preferred Stock, of which three million (3,000,000) are outstanding, and three hundred fifty thousand (350,000) of which are designated Series A-1 Preferred Stock, none of which are outstanding. The rights, preferences, privileges and restrictions of the Shares are as stated in the Restated Articles. The Series A Preferred Stock and the Series A-1 Preferred Stock are each convertible into Common Stock on a one-for-one basis subject to adjustment as set forth in the Restated Articles. The Conversion Shares have been duly and validly reserved for issuance.

2.

3.4 Authorization; Binding Obligations. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization of this Agreement and the performance of all obligations of the Company hereunder and thereunder at the Closing and the authorization, sale, issuance and delivery of the Shares and the Conversion Shares pursuant to the Restated Articles has been taken or will be taken prior to the Closing. The Agreement, when executed and delivered, will be valid and binding obligations of the Company enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights; (b) general principles of equity that restrict the availability of equitable remedies; and (c) to the extent that the enforceability of any indemnification provisions herein may be limited by applicable laws. The issuance of the Shares and the subsequent conversion of the Shares into Conversion Shares are not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with.

3.5 Offering Valid. Assuming the accuracy of the representations and warranties of UCSD contained in Section 4.2 hereof, the offer, issuance and transfer of the Shares and the Conversion Shares will be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws. Neither the Company nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Shares to any person or persons so as to bring the sale of such Shares by the Company within the registration provisions of the Securities Act or any state securities laws.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF UCSD

UCSD hereby represents and warrants to the Company as follows to be true on and as of the Closing Date:

4.1 Requisite Power and Authority. UCSD has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and to carry out its provisions. All action on UCSD’s part required for the lawful execution and delivery of this Agreement has been or will be effectively taken prior to the Closing. Upon the execution and delivery of this Agreement, this Agreement will be a valid and binding obligation of UCSD, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, (b) general principles of equity that restrict the availability of equitable remedies, and (c) to the extent that the enforceability of any indemnification provisions hereof may be limited by applicable laws.

4.2 Investment Representations. UCSD understands that neither the Shares nor the Conversion Shares have been registered under the Securities Act. UCSD also understands that the Shares are being offered, issued and transfered pursuant to an exemption from registration contained in the Securities Act based in part upon UCSD’s representations contained in the Agreement. UCSD hereby represents and warrants as follows:

3.

(a) UCSD Bears Economic Risk. UCSD has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. UCSD must bear the economic risk of this investment indefinitely unless the Shares and the Conversion Shares are registered pursuant to the Securities Act, or an exemption from registration is available. UCSD understands that the Company has no present intention of registering the Shares and the Conversion Shares or any shares of its Common Stock. UCSD also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow UCSD to transfer all or any portion of the Shares and the Conversion Shares under the circumstances, in the amounts or at the times UCSD might propose.

(b) Acquisition for Own Account. UCSD is acquiring the Shares and the Conversion Shares for UCSD’s own account for investment only, and not with a view towards their distribution except for The Regents transferring an inventor share portion of the Shares to The Regents’ inventors of the patent rights licensed to Company under its license as inventor share as provided for in The Regents Patent Policy; provided, however, that such transfers must be effected in compliance with applicable securities laws and under the terms of this Agreement.

(c) UCSD Can Protect Its Interest. UCSD represents that by reason of its (or of its management’s or administration’s) business or financial experience, UCSD has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement. Further, the undersigned on behalf of UCSD is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement.

(d) Accredited Investor. UCSD represents that it is an accredited investor within the meaning of Regulation D under the Securities Act as The Regents are a 501(c)(3) corporation and it has assets in excess of five million dollars ($5,000,000).

(e) Rule 144. UCSD acknowledges and agrees that the Shares, and, if issued, the Conversion Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. UCSD has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act as in effect from time to time, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Company, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.

(f) Residence. The office or offices of UCSD in which its investment decision was made is located at the address or addresses of UCSD set forth on the signature page hereto.

4.3 Transfer Restrictions. UCSD acknowledges and agrees that the Shares and, if issued, the Conversion Shares are subject to restrictions on transfer as set forth herein and a right of first refusal set forth in the Company’s Bylaws.

4.

ARTICLE 5

CONDITIONS TO CLOSING

5.1 Conditions to UCSD’s Obligations at the Closing. UCSD’s obligations to agree to receive in lieu of partial license issue fees the Shares at the Closing are subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

(a) Representations and Warranties True; Performance of Obligations. The representations and warranties made by the Company in Section 3 hereof shall be true and correct in all material respects as of the Closing Date with the same force and effect as if they had been made as of the Closing Date. As of the Closing Date, the Company shall have performed all obligations and conditions herein required to be performed or observed by it on or prior to the Closing.

(b) Legal Investment. On the Closing Date, the issuance and transfer of the Shares and the proposed issuance of the Conversion Shares shall be legally permitted by all laws and regulations to which UCSD and the Company are subject.

(c) Consents, Permits, and Waivers. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement (except for such as may be properly obtained subsequent to the Closing).

(d) Filing of Restated Articles. The Restated Articles shall have been filed with and accepted by the Secretary of State of the State of California.

(e) Corporate Documents. The Company shall have delivered to UCSD or its counsel, copies of all corporate documents of the Company as UCSD shall reasonably request.

(f) Reservation of Conversion Shares. The Conversion Shares issuable upon conversion of the Shares have been duly authorized and reserved for issuance upon such conversion.

(g) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to UCSD and its counsel, and UCSD and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

5.2 Conditions to Obligations of the Company. The Company’s obligation to issue and transfer the Shares at the Closing is subject to the satisfaction, on or prior to the Closing, of the following conditions:

(a) Representations and Warranties True. The representations and warranties made by UCSD in Section 4 hereof shall be true and correct in all material respects at

5.

the date of the Closing, with the same force and effect as if they had been made on and as of said date.

(b) Performance of Obligations. UCSD shall have performed and complied with all agreements and conditions herein required to be performed or complied with by such UCSD on or before the Closing.

(c) Filing of Restated Articles. The Restated Articles shall have been filed with and accepted by the Secretary of State of the State of California.

(d) Consents, Permits, and Waivers. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Agreement (except for such as may be properly obtained subsequent to the Closing).

ARTICLE 6

COVENANTS OF THE COMPANY

6.1 Financial Information. As soon as practicable after the end of each fiscal year of the Company, and in any event within one hundred twenty (120) days thereafter, the Company will furnish UCSD a balance sheet of the Company, as at the end of such fiscal year, and a statement of operations and a statement of cash flows of the Company, for such year, all prepared in accordance with generally accepted accounting principles consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail.

6.2 Reservation of Common Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Shares, all Common Stock issuable from time to time upon such conversion.

6.3 Termination of Covenants. All covenants of the Company contained in Sections 6.1 and 6.2 of this Agreement shall expire and terminate as to UCSD upon the earlier of (i) the effective date of the registration statement pertaining to the Company’s first firm commitment underwritten public offering of its Common Stock registered under the Securities Act, (ii) upon (a) the acquisition of all or substantially all of the assets of the Company or (b) an acquisition of the Company by another corporation or entity by consolidation, merger or other reorganization in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the corporation or other entity surviving such transaction, or (iii) at such time that UCSD (or its permitted assignee) no longer holds any shares of Preferred Stock or Common Stock issued upon conversion of Preferred Stock.

6.

ARTICLE 7

MISCELLANEOUS

7.1 Applicable Law, Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the state of California without reference to conflict of laws principles. Any disputes under this Agreement shall be subject to the exclusive jurisdiction and venue of the California state courts located in San Diego County, California, and the parties hereby consent to the personal and exclusive jurisdiction and venue of these courts.

7.2 Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by UCSD and the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.

7.3 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Shares from time to time.

7.4 Entire Agreement. This Agreement, the Exhibits and Schedules hereto and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

7.5 Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

7.6 Amendment and Waiver.

(a) This Agreement may be amended or modified only upon the written consent of the Company and holders of at least fifty percent (50%) of the Shares (treated as if converted and including any Conversion Shares into which the Shares have been converted that have not been sold to the public).

(b) The obligations of the Company and the rights of the holders of the Shares and the Conversion Shares under this Agreement may be waived only with the written consent of the holders of at least fifty percent (50%) of the Shares (treated as if converted and including any Conversion Shares into which the Shares have been converted that have not been sold to the public).

7.7 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by any party under this Agreement or the Restated Articles, shall impair any such right, power or remedy, nor

7.

shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on UCSD’s part of any breach, default or noncompliance under this Agreement, or under the Restated Articles or any waiver on such party’s part of any provisions or conditions of the Agreement or the Restated Articles must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, the Restated Articles, the Bylaws, or otherwise afforded to any party, shall be cumulative and not alternative.

7.8 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address as set forth on the signature page hereof and to UCSD at the address set forth on the signature page hereof attached hereto or at such other address as the Company or UCSD may designate by ten (10) days advance written notice to the other parties hereto.

7.9 Confidentiality. UCSD agrees that, except with the prior written consent of the Company, it shall at all times keep confidential and not divulge, furnish or make accessible to anyone (other than its counsel or professional advisors who are under an obligation of confidentiality) any confidential information concerning or relating to the business or financial affairs of the Company to which UCSD has been or shall become privy by reason of this Agreement, discussions or negotiations relating to this Agreement, the performance of its obligations hereunder or the ownership of the Shares purchased hereunder. The provisions of this Section 7.9 shall not apply to information which UCSD can demonstrate by competent written proof: (a) is now, or hereafter becomes, through no act or failure to act on the part of UCSD, generally known or available; (b) is known by UCSD at the time of receiving such information, as evidenced by its written records; (c) is hereafter furnished to UCSD by a third party, as a matter of right and without restriction on disclosure; or (d) is independently developed by UCSD, as evidenced by its records, without knowledge of, and without the aid, application or use of, the Company’s confidential information. In addition, the provisions of this Section 7.9 shall not apply to the extent that disclosure of confidential information is compelled by law, rule, regulation or court order. The provisions of this Section 7.9 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by the parties hereto.

7.10 Expenses. Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of the Agreement.

7.11 Attorneys’ Fees. In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such

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reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

7.12 Titles and Subtitles. The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

7.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

7.14 Broker’s Fees. Each party hereto represents and warrants that, no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of its representation in this Section 7.14 being untrue.

7.15 Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

7.16 California Corporate Securities Law. The issuance of the securities which are the subject of this agreement has not been qualified with the commissioner of corporations of the state of california and the issuance of such securities or the payment or receipt of any part of the consideration therefor prior to such qualification or in the absence of an exemption from such qualification is unlawful. Prior to acceptance of such consideration by the company, the rights of all parties to this agreement are expressly conditioned upon such qualification being obtained or an exemption from such qualification being available.

In Witness Whereof, the parties hereto have executed the Series A-1 Preferred Stockholder Agreement as of the date set forth in the first paragraph hereof.

COMPANY:	STOCKHOLDER:

GENOMATICA, INC.	SHELLWATER & CO. AS NOMINEE FOR THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By:
Thomas A. Reed	By:
Vice President Finance	Title:
and Corporate Development
Address:
Address:	The Treasurer of The Regents
5405 Morehouse Drive, Suite 210	University of California
San Diego, CA 92121	1111 Broadway, 14th Floor
Oakland, CA 94607-5200

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SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

GENOMATICA, INC.

Bernhard O. Palsson hereby certifies that:

ONE: He is the duly elected and acting President and Secretary of Genomatica, Inc., a California corporation (the “Corporation”).

TWO: The Articles of Incorporation of this Corporation, originally filed November 23, 1998, amended on May 4, 2000, amended and restated on March 15, 2001, and amended and restated on April 24, 2001 are hereby amended and restated to read as follows:

I.

The name of the Corporation is GENOMATICA, INC.

II.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III.

A. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is thirty million (30,000,000) shares, twenty million (20,000,000) shares of which shall be Common Stock (the “Common Stock”) and ten million (10,000,000) shares of which shall be Preferred Stock (the “Preferred Stock”).

B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, within the limitations and restrictions stated in these Second Amended and Restated Articles of Incorporation, to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

C. Three million (3,000,000) of the authorized shares of Preferred Stock are hereby designated “Series A Preferred Stock” (the “Series A Preferred Stock”). Three hundred fifty

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thousand (350,000) of the authorized shares of Preferred Stock are hereby designated “Series A-1 Preferred Stock” (the “Series A-1 Preferred Stock” and, collectively with the Series A Preferred Stock, the “Series Preferred”).

D. The rights, preferences, privileges, restrictions and other matters relating to the Series Preferred are as follows:

1. Dividend Rights.

a. Holders of Series Preferred, in preference to the holders of any other stock of the Corporation (“Junior Stock”), shall be entitled to receive, if, when and as declared by the Board of Directors, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the applicable “Original Issue Price” per annum on each outstanding share of Series Preferred (as adjusted for any stock dividends, combinations, splits recapitalizations and the like with respect to such shares). The Original Issue Price of the Series A Preferred Stock shall be one dollar ($1.00) per share (the “Series A Original Issue Price”). The Original Issue Price of the Series A-1 Preferred Stock shall be one dollar ($1.00) per share (the “Series A-1 Original Issue Price”). Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative.

b. So long as any shares of Series Preferred shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Junior Stock, nor shall any shares of any Junior Stock of the Corporation be purchased, redeemed, or otherwise acquired for value by the Corporation (except for acquisitions of Common Stock by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares upon termination of services to the Corporation or in exercise of the Corporation’s right of first refusal upon a proposed transfer) until all dividends (set forth in Section 1(a) above) on the Series Preferred shall have been paid or declared and set apart. The provisions of this Section 1(b) shall not, however, apply to (i) a dividend payable in Common Stock, (ii) the acquisition of shares of any Junior Stock in exchange for shares of any other Junior Stock, or (iii) any repurchase of any outstanding securities of the Corporation that is unanimously approved by the Corporation’s Board of Directors. The holders of the Series Preferred expressly waive their rights, if any, as described in California Corporations Code Sections 502, 503 and 506 as they relate to repurchase of shares upon termination of employment.

2. Voting Rights. Except as otherwise provided herein or as required by law, the Series Preferred shall be voted equally with the shares of the Common Stock of the Corporation and not as a separate class, at any annual or special meeting of shareholders of the Corporation, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of Series Preferred shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder’s aggregate number of shares of Series Preferred are convertible (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

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3. Liquidation Rights.

a. Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of Series A-1 Preferred Stock or holders of any Junior Stock, the holders of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation an amount per share of Series A Preferred Stock equal to the Series A Original Issue Price plus all declared and unpaid dividends on such shares (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of Series A Preferred Stock held by them. If, upon any liquidation, distribution, or winding up, the assets of the Corporation shall be insufficient to make payment in full to all holders of Series A Preferred Stock of the liquidation preference set forth above, then such assets shall be distributed among the holders of Series A Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

b. After the payment of the full liquidation preference of the Series A Preferred Stock as set forth in Section 3(a) above, and before any distribution or payment shall be made to the holders of any Junior Stock, the holders of Series A-1 Preferred Stock shall be entitled to be paid out of the assets of the Corporation an amount per share of Series A-1 Preferred Stock equal to the Series A-1 Original Issue Price plus all declared and unpaid dividends on such shares (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of Series A-1 Preferred Stock held by them. If, upon any liquidation, distribution, or winding up, after payment of the full liquidation preference of the Series A Preferred Stock as set forth in Section 3(a) above the assets of the Corporation shall be insufficient to make payment in full to all holders of Series A-1 Preferred Stock of the liquidation preference set forth above, then such assets shall be distributed among the holders of Series A-1 Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

c. After the payment of the full liquidation preference of the Series A Preferred Stock as set forth in Section 3(a) above and payment of the full liquidation preference of the Series A-1 Preferred Stock as set forth in Section 3(b) above, the assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock and Series A Preferred Stock on an as-if-converted to Common Stock basis until such time as the holders of Series A Preferred Stock have received pursuant to Section 3(a) above and this Section 3(b) an aggregate amount per share of Series A Preferred Stock equal to two (2) times the Series A Original Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Series Preferred). The remaining assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of Common Stock.

d. A consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, or a sale, lease or other disposition of all or substantially all of the assets of the Corporation shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 3.

3.

e. If any of the assets of the Corporation are to be distributed other than in cash under this Section 3 or for any purpose, then the Board of Directors of the Corporation shall promptly engage independent competent appraisers to determine the value of the assets to be distributed to the holders of Series Preferred or Common Stock. The Corporation shall, upon receipt of such appraiser’s valuation, give prompt written notice to each holder of shares of Series Preferred or Common Stock of the appraiser’s valuation.

4. Conversion Rights.

The holders of the Series Preferred shall have the following rights with respect to the conversion of the Series Preferred into shares of Common Stock (the “Conversion Rights”):

a. Optional Conversion. Subject to and in compliance with the provisions of this Section 4, each share of Series Preferred may, at the option of the holder, be converted at any time into such number of fully-paid and nonassessable shares of Common Stock as is determined (i) as to the Series A Preferred Stock, by dividing $1.00 by the then effective Conversion Price for the Series A Preferred Stock, and (ii) as to the Series A-1 Preferred Stock, by dividing $1.00 by the then effective Conversion Price for the Series A-1 Preferred Stock (in each case as last adjusted and then currently in effect, referred to as the “Conversion Price”). The Conversion Price per share at which shares of Common Stock shall initially be issuable (the “Initial Conversion Price”) upon conversion of the Series Preferred shall be $1.00 with respect to the Series A Preferred Stock and $1.00 with respect to the Series A-1 Preferred Stock; provided, however, that such Conversion Price shall be subject to adjustment at any time and from time to time after the date upon which the first share of Series A-1 Preferred Stock is issued (the “Original Issue Date”).

b. Mechanics of Conversion. Each holder of Series Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Series Preferred, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series Preferred being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock’s fair market value determined by the Board of Directors as of the date of such conversion), any declared and unpaid dividends on the shares of Series Preferred being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

c. Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the

4.

Preferred Stock, the Conversion Price with respect to each series of Preferred Stock in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the Conversion Price with respect to each series of Preferred Stock in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4(c) shall become effective at the close of business on the date the subdivision or combination becomes effective.

d. Adjustment for Common Stock Dividends and Distributions. If the Corporation at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Conversion Price with respect to each series of Preferred Stock that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price with respect to each series of Preferred Stock then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price with respect to each series of Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price with respect to each series of Preferred Stock shall be adjusted pursuant to this Section 4(d) to reflect the actual payment of such dividend or distribution.

e. Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than as a result of a subdivision or combination of shares or stock dividend or a reorganization, merger or consolidation in which the Corporation is the continuing entity and which does not result in any change in the Common Stock) in any such event the Series Preferred shall be convertible into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

f. Reorganizations, Mergers, Consolidations or Sales of Assets. If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares), as a part of such capital reorganization, provision shall be

5.

made so that the holders of the Series Preferred shall thereafter be entitled to receive upon conversion of the Series Preferred the number of shares of stock or other securities or property of the Corporation to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price with respect to each series of Preferred Stock then in effect and the number of shares issuable upon conversion of the Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

g. Sale of Shares Below Series Preferred Conversion Price.

(i) If at any time or from time to time after the Original Issue Date, the Corporation issues or sells, or is deemed by the express provisions of this subsection (g) to have issued or sold, Additional Shares of Common Stock (as defined in subsection (g)(iv) below)), other than as a dividend or other distribution on any class of stock as provided in Section 4(d) above, and other than a subdivision or combination of shares of Common Stock as provided in Section 4(c) above, for an Effective Price (as defined in subsection (g)(iv) below) less than the Conversion Price with respect to any series of Preferred Stock then in effect, then and in each such case, such Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying such Conversion Price by a fraction (x) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the aggregate consideration received (as defined in subsection (g)(ii)) by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price, and (y) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock actually outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Series Preferred could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities outstanding or exercisable on the day immediately preceding the given date.

(ii) For the purpose of making any adjustment required under this Section 4(g), the consideration received by the Corporation for any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the net amount of cash received by the Corporation after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale but without deduction of any expenses payable by the Corporation, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors, and (C) if Additional Shares of Common Stock, Convertible Securities (as

6.

defined in subsection (g)(iii) below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iii) For the purpose of the adjustment required under this Section 4(g), if the Corporation issues or sells any (i) stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (ii) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the Conversion Price with respect to any series of Preferred Stock then in effect, in each case the Corporation shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; provided that if in the case of Convertible Securities the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses; provided further that if the minimum amount of consideration payable to the Corporation upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further that if the minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of such Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, such Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the

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Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities; provided that such readjustment shall not apply to prior conversions of Series Preferred.

(iv) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to this Section 4(g), whether or not subsequently reacquired or retired by the Corporation other than (A) shares of Common Stock issued upon conversion of the Series Preferred; (B) shares of Common Stock and/or options, warrants or other Common Stock purchase rights and the Common Stock issued pursuant to such options, warrant or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) issued or granted after the Original Issue Date to employees, officers or directors of, or consultants or advisors to the Corporation or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board; (C) shares of Common Stock issued pursuant to the exercise of options, warrants or convertible securities outstanding as of the Original Issue Date; (D) shares of Common Stock issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination; (E) shares of Common Stock issued pursuant to any equipment leasing arrangement, or debt financing from a bank or similar financial institution; (F) shares of Common Stock, Preferred Stock, options, warrants or other equity securities issued in connection with strategic transactions involving the Corporation and other entities, including (x) joint venture, manufacturing, marketing or distribution arrangements and (y) technology transfer, collaboration, licensing or development arrangements; provided that such strategic transactions and the related issuance of equity securities have been approved by the Board; and (G) options issued pursuant to any plan or other arrangement approved by the Board (as well as any shares issued upon exercise thereof). The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Corporation under this Section 4(g), into the aggregate consideration received, or deemed to have been received by the Corporation for such issue under this Section 4(g), for such Additional Shares of Common Stock.

h. Certificate of Adjustment.

(i) In each case of an adjustment or readjustment of the Conversion Price with respect to the Series A Preferred Stock for the number of shares of Common Stock or other securities issuable upon conversion of the Series A Preferred Stock, if the Series A Preferred Stock is then convertible pursuant to this Section 4, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series A Preferred Stock at the holder’s address as shown in the Corporation’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or

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readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Corporation for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Conversion Price with respect to the Series A Preferred Stock then in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series A Preferred Stock.

(ii) In each case of an adjustment or readjustment of the Conversion Price with respect to the Series A-1 Preferred Stock for the number of shares of Common Stock or other securities issuable upon conversion of the Series A-1 Preferred Stock, if the Series A-1 Preferred Stock is then convertible pursuant to this Section 4, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series A-1 Preferred Stock at the holder’s address as shown in the Corporation’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Corporation for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Conversion Price with respect to the Series A-1 Preferred Stock then in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series A-1 Preferred Stock.

i. Notices of Record Date. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series Preferred at least twenty (20) days prior to the record date specified therein a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

j. Automatic Conversion.

(i) Each share of Series Preferred shall automatically be converted into shares of Common Stock, based on the applicable Conversion Price with respect to each series of Preferred Stock then in effect, (A) at any time upon the affirmative election of the holders of at least a majority of the outstanding shares of the Series Preferred, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective

9.

registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation in which (i) the per share price is at least $3.00 (as adjusted for stock splits, dividends, recapitalizations and the like), and (ii) the gross cash proceeds to the Corporation (before underwriting discounts, commissions and fees) are at least $10,000,000. Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(b).

(ii) Upon the occurrence of either event specified in paragraph (i) above, the outstanding shares of Series Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series Preferred, the holders of Series Preferred shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Series Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(b).

k. Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock’s fair market value (as determined by the Board of Directors) on the date of conversion.

l. Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

10.

m. Notices. Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

n. Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.

o. No Dilution or Impairment. Without the consent of the holders of the then outstanding Series Preferred, voting together as a single class, the Corporation shall not amend its Second Amended and Restated Articles of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or take any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series Preferred against dilution or other impairment.

5. No Reissuance of Series Preferred.

No share or shares of Series Preferred which have been converted into Common Stock after the original issuance thereof shall be reissued and all such shares so converted shall upon such conversion cease to be authorized shares of the Corporation. In addition, the Articles of Incorporation shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized stock.

6. No Preemptive Rights.

Shareholders shall have no preemptive rights.

IV.

A. The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

B. The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the General Corporation Law of California) for breach of duty to the Corporation and its shareholders through bylaw provisions or through agreements with agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the General Corporation

11.

Law of California, subject to the limits on such excess indemnification set forth in Section 204 of the General Corporation Law of California. If, after the effective date of this Article, California law is amended in a manner which permits a corporation to limit the monetary or other liability of its directors or to authorize indemnification of, or advancement of such defense expenses to, its directors or other persons, in any such case to a greater extent than is permitted on such effective date, the references in this Article to “California law” shall to that extent be deemed to refer to California law as so amended.

C. Any repeal or modification of this Article shall only be prospective and shall not affect the rights under this Article in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

THREE: The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by the Board of Directors of this Corporation.

FOUR: The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The Corporation has two classes of stock outstanding and each such class of stock is entitled to vote with respect to the amendment herein set forth. The total number of outstanding shares of the Corporation is 3,360,000 shares of Common Stock and 3,000,000 shares of Series A Preferred Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than fifty percent (50%) of the outstanding Common Stock voting as a class and more than fifty percent (50%) of the outstanding Series A Preferred Stock voting as a class. There are no shares of Series A-1 Preferred Stock outstanding.

[THIS SPACE INTENTIONALLY LEFT BLANK]

12.

The undersigned, Bernhard O. Palsson, the President and Secretary of GENOMATICA, INC., declares under penalty of perjury under the laws of the State of California that the matters set out in the foregoing Certificate are true of his own knowledge.

Executed at San Diego, California on December 18, 2001.

/s/ Bernhard O. Palsson
Bernhard O. Palsson President and Secretary

13.

EXHIBIT B

ASSIGNMENT OF FIRST INVENTION

CONDITIONAL ASSIGNMENT

UC CASE No. […***…]

For good and valuable consideration, the receipt of which is hereby acknowledged, […***…] (“ASSIGNOR”) hereby conditionally sells, assigns and transfers to The Regents of the University of California, a California Corporation, having its statewide administrative offices located at 1111 Franklin Street, Oakland, California 94607-5200, and its successors, assigns and legal representatives (“ASSIGNEE”) such of his right, title and interest in the following as is necessary for ASSIGNEE and ASSIGNOR to jointly own an undivided, right, title and interest in the following for the United States and its territorial possessions and in all foreign countries:

(a) U.S. patent application serial no. […***…], filed on […***…] entitled “[…***…]” and the inventions disclosed therein, any foreign counterparts thereof and any patent issuing thereon and any legal equivalent thereof in a foreign country, including the right to claim priority and, in and to, all Letters Patent to be obtained for said inventions by the above application or any continuation, division, continuation-in-part, extension, conversion to 35 USC 111(a) or substitute thereof, and any reissue, reexamination or extension of said Letters Patent and all rights under all International Conventions for the Protection of Industrial Property;

ASSIGNOR hereby covenants that no assignment, sale, agreement or encumbrance has been or will be made or entered into which would conflict with this assignment;

ASSIGNOR further covenants that ASSIGNEE will, upon its request, be provided promptly with all pertinent facts and documents relating to said invention and said Letters Patent and legal equivalents as may be known and accessible to ASSIGNOR and will testify as to the same in any interference, litigation, or proceeding relating thereto and may execute and deliver to ASSIGNEE or its legal representative any and all papers, instruments or affidavits required to apply for, obtain, maintain, issue or enforce said application, said invention and said Letters Patent and said equivalents thereof jointly on behalf of ASSIGNOR and ASSIGNEE which may be necessary or desirable to carry out the purposes thereof.

ASSIGNOR requests the Commissioner of Patents and Trademarks to issue said Letters Patent of the United States and any reissue or extension thereof jointly to ASSIGNOR and ASSIGNEE.

This Conditional Assignment shall become effective on the date hereof and shall terminate on the earlier of the expiration date of the Letters Patent described above or the termination of the License Agreement between Genomatica, Inc. and The Regents of the University of California, dated as of even date herewith.

Executed this , 2001
[…***…]

WITNESSED BY:

NAME:

***Confidential Treatment Requested

Administration Agreement

Between

The Regents of the University of California

and

[…***…]

for

The Management Of

[…***…]

***Confidential Treatment Requested

AGREEMENT

THIS AGREEMENT is effective on the date of the last signature of this Agreement by and between […***…] (“INDIVIDUAL”), having an address at             , and The Regents of the University of California (“UNIVERSITY”), having a system-wide business address at 1111 Franklin St., Oakland, California 94607-5200, and represented by its San Diego campus (“UCSD”) Technology Transfer & Intellectual Property Services (“TTIPS”), having an address at 9500 Gilman Drive, La Jolla, California 92093-0910.

BACKGROUND

Certain research performed at UCSD by […***…] (“Inventor”) resulted in the development of an invention described in US Patent Application […***…] filed […***…] and also described in the invention disclosure document titled “[…***…]” in UCSD Docket No. […***…] (“Invention”).

The Invention is covered by Patent Rights (as later defined in this Agreement).

It is the mutual desire of UCSD and INDIVIDUAL that, for the purposes of this Agreement, the Invention be administered and commercialized by UCSD on behalf of UCSD and INDIVIDUAL; and INDIVIDUAL agrees to forbear granting to any third party (other than to UCSD) any right, title, or interest in and to the Patent Rights.

UNIVERSITY intends to enter into a License Agreement (as defined in this Agreement) with the same effective date as this Agreement, with the intent of commercializing Invention, with Genomatica, Inc. (“Genomatica, Inc. Agreement”) for the mutual benefit of UCSD and INDIVIDUAL.

UCSD and INDIVIDUAL agree:

1. DEFINITIONS

1.1	“Patent Rights” means all right, title and interest in, to and under US Patent Application […***…] filed […***…] filed by Inventor claiming the Invention, and any other patent applications, including divisions, continuations, or continuations-in-part (but only to the extent such continuations-in-part are adequately supported in the patent application) thereof; any corresponding foreign applications thereof; and any US or joint foreign patents issued thereon or reissues or extensions thereof.

1.2	“Net Revenues” means gross proceeds received by UCSD from the licensing of Patent Rights to third parties less a […***…] administrative fee and less all

***Confidential Treatment Requested

reasonable and actual out-of-pocket patent costs (exclusive of any salaries, administrative, or other indirect costs) incurred by UCSD in the preparation, filing, prosecution, and maintenance of Patent Rights.

1.3	“License Agreement” means any agreement, including but not limited to license agreement, option agreement, partnership agreement, and letter-of-intent, that is entered into by UCSD under this Agreement and grants to or reserves for a third party the right to make, have made, use, have used, sell, have sold, offer to sell, and/or import products covered by Patent Rights.

1.4	“Licensee” means any third party granted a License Agreement by UCSD.

2. PATENT PROSECUTION AND PROTECTION

2.1	INDIVIDUAL shall promptly provide to UCSD all serial numbers and filing dates, together with copies of all the applications, including copies of all Patent Office Actions, responses and all other Patent Office communications.

2.2	INDIVIDUAL shall promptly record Assignments of domestic Patent Rights in the United States Patent and Trademark Office and shall provide UCSD with a photocopy of each recorded Assignment.

2.3	Notwithstanding any other provision of this Agreement, INDIVIDUAL shall not abandon the prosecution of any patent application (except for purposes of provisional conversion, filing continuation or continuation-in-part applications) or the maintenance of any Patent Rights without prior written notice to UCSD.

2.4	INDIVIDUAL shall promptly provide to UCSD copies of all patents issued under Patent Rights.

3. LICENSING

3.1	During the term of this Agreement, INDIVIDUAL shall forbear granting to any third party (other than to UCSD) any right, title, or interest in, to or under the Patent Rights and grants to UCSD the sole responsibility for administering and commercializing the Invention.

3.2	UCSD shall diligently seek a Licensee for the commercial development of the Inventions and shall promptly provide to INDIVIDUAL copies of all License Agreements issued on the Inventions.

3.3	Any License Agreement will include, but not be limited to, the following terms: […***…]. Any License Agreement will further stipulate that […***…].

3.4	UCSD shall not […***…], notwithstanding any other provision of this Agreement, without the prior written consent of INDIVIDUAL.

3.5	Licensee is required to pay directly to UCSD any monies, UCSD shall distribute any share of Net Revenues directly to Inventor accordance with the UCSD patent policy during the term of this Agreement. […***…] shall not […***…] other than that to which […***…].

3.6	UNIVERSITY and INDIVIDUAL expressly reserve the right to use the Invention and associated technology for non-commercial educational and research purposes.

4. RECORDS AND REPORTS

4.1

UCSD shall keep complete, true and accurate accounts of all expenses and of all proceeds received by it from each Licensee and shall permit INDIVIDUAL to allow its own agents or a certified public accounting firm which is reasonably acceptable to UCSD (with regards to conflict of interest issues) to examine its books and records in order to verify the payments due or owing under this Agreement. Examinations will (i) occur not more than once per calendar year; (ii) be under an agreement of confidentiality; and (iii) be paid for by […***…]. In the event that any such examination shows an under reporting and underpayment in excess of […***…] for any twelve (12) month period, then UCSD shall pay the cost of the examination as well as any additional sum that would have been payable to INDIVIDUAL had UCSD reported correctly, plus an interest charge at a rate of […***…] per year. Such interest shall be calculated from the date the correct payment was due to INDIVIDUAL up to the date when such payment is actually made by UCSD. For underpayment not in excess of […***…] for any twelve (12) month period, UCSD shall pay the difference within […***…] without interest charge or

***Confidential Treatment Requested

examination costs.

4.2	UCSD shall submit to INDIVIDUAL an annual report, setting forth the status of all patent prosecution, commercial development, and licensing activity relating to the Invention.

5. PATENT INFRINGEMENT

5.1	In the event that patent administrators responsible for Patent Rights at INDIVIDUAL or UCSD learn of the substantial infringement of any patent covered by this agreement, the party who learned of the infringement shall call the attention of the other party to the infringement and provide written evidence of infringement. UCSD shall, in cooperation with INDIVIDUAL, use its best efforts to terminate infringement without litigation.

5.2	If, however, the efforts of the parties are not successful in abating the infringement within ninety (90) days after the infringer has been notified of the infringement, then UCSD may:

5.2.1	commence suit on its own account; or

5.2.2	permit an exclusive licensee to commence suit on its own account, or with UCSD; or

5.2.3	allow Licensee to have first right, but not the obligation, to enforce Patent Rights against any third party infringer; or

5.2.4	UCSD may request that INDIVIDUAL join as a party plaintiff in a patent infringement litigation.

INDIVIDUAL has 90 (ninety) days to inform UCSD of its decision to join or not join in such litigation. In no event may INDIVIDUAL be joined in such a suit without its prior written consent. In the event that UCSD chooses not to commence suit, or to allow an exclusive Licensee to do so, INDIVIDUAL may do so at its own election.

5.3	Legal action to terminate infringement or recover damages, as is decided upon under paragraph 5.2, will be at the full expense of the party on account of whom suit is brought and all recoveries recovered thereby will belong to such party, provided, however, that legal action brought jointly by the parties and fully participated in by such parties shall be at the joint expense of the parties (in shares to be mutually agreed upon) and all recoveries shall be shared jointly by them in direct proportion to the share of expense paid by each party.

5.4

Each party shall cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party on account of whom suit is brought. The litigation will be controlled by the party bringing the suit, except that INDIVIDUAL may be represented by counsel of its choice pursuant to INDIVIDUAL’s determination in any suit brought by UCSD or a Licensee.

6. GOVERNING LAW

THIS AGREEMENT IS GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, EXCEPT THAT THE SCOPE AND VALIDITY OF ANY PATENT OR PATENT APPLICATION IN PATENT RIGHTS ARE GOVERNED BY THE APPLICABLE LAWS OF THE COUNTRY OF THAT PATENT OR PATENT APPLICATION.

7. NOTICES

Any notice required or permitted to be given to the parties hereto is properly given if delivered, in writing, in person, or mailed by first-class certified mail to the following addresses, or to such other addresses as may be designated in writing by the parties from time to time during the term of this Agreement:

To INDIVIDUAL:	[…***…] Address City, State, Zip

To UNIVERSITY:

Technology Transfer and Intellectual Property Services

Attention: Alan S. Paau, Director (Case No. […***…])

University of California, San Diego

9500 Gilman Drive, MC - 0910

La Jolla, California 92093-0910

For Overnight Courier:	Technology Transfer and Intellectual Property Services Attn: Alan S. Paau, Director (Case No. […***…]) University of California, San Diego 10300 Torrey Pines Road La Jolla, California 92093-0910

8. NO WAIVER

***Confidential Treatment Requested

No waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth may be deemed a waiver as to any subsequent and/or similar breach or default.

9. ASSIGNABILITY

This Agreement is binding upon and inures to the benefit of the parties hereto, their successors or assigns, but this Agreement may not be assigned by either party without the prior written consent of the other party.

10. LIFE OF AGREEMENT

This Agreement is in full force and effect from the Effective Date recited on page one and ending on the later of (i) the expiration date of the longest-lived Patent Rights; or (ii) the twenty-first (21st) anniversary of Effective Date; or (ii) at such time that the Genomatica, Inc. Agreement is for any reason terminated, unless otherwise terminated by operation of law or by acts of the parties in accordance with the terms of this Agreement.

11. TERMINATION

Unless a License Agreement is in effect or has been agreed upon as to all financial terms, either party hereto may terminate this Agreement for any reason upon at least sixty (60) days’ written notice (“Notice of Termination”) to the remaining party, but in any event not less than sixty (60) days prior to the date on which responses to any pending Patent Office actions need to be taken to preserve Patent Rights. After effective termination, each party may separately license its interest in the Patent Rights according to the licensing party’s policy provided that each party pays one-half of all costs incurred thereafter in the preparation, prosecution, and maintenance of Patent Rights. Apart from the obligation to share patent costs and apart from obligations identified in Article 12 (Confidentiality) and specific obligations accrued prior to termination, the parties will have no further rights or obligations under this Agreement after effective termination.

12. CONFIDENTIALITY

12.1

Subject to The California Public Records Act and the right of each party to acknowledge the existence of this Agreement, UCSD and INDIVIDUAL respectively shall hold the other party’s proprietary business, patent prosecution, engineering, process and technical information, and other proprietary information in confidence using at least the same degree of care as that party uses to protect its own proprietary information of a like nature for a period from the date of disclosure until five (5) years after the date of termination of this Agreement. The disclosing party shall label or mark confidential, or as otherwise appropriate, all proprietary information. If proprietary information is orally disclosed, the disclosing party shall reduce the proprietary information to writing or to some other physically tangible form and deliver it to the receiving party within 30 days of the oral disclosure, marked and labeled as set forth above. Manuscripts published in scientific journals, papers, and presentations at public meetings that relate to proprietary information are exempt from the provisions of this Article after their timely submission to and subsequent timely approval of the other party within 30 days of their submission. Notwithstanding the foregoing:

12.2	Nothing in this Agreement in any way restricts or impairs the right of INDIVIDUAL or UCSD to use, disclose or otherwise deal with any information or data documented:

12.2.1	that recipient can demonstrate by written records was previously known to it;

12.2.2	that is now, or becomes in the future, public knowledge other than through acts or omissions of recipient;

12.2.3	that is lawfully obtained without restrictions by recipient from sources independent of the disclosing party; or

12.2.4	that was made independently without the use of proprietary information received hereunder.

12.3	The confidentiality obligations of the parties under these terms will remain in effect for five (5) years from the termination date of this Agreement.

13. USE OF NAMES AND TRADEMARKS

Except for acknowledging the existence of this Agreement, nothing in this Agreement confers any right to use any name, trade name, trademark, or other designation of either party to this Agreement (including contraction, abbreviation or simulation of any of the foregoing) in advertising, publicity, or other promotional activities . Unless required by law, “The Regents of the University of California,” or the name of any campus of the University of California is expressly prohibited.

14. NO IMPLIED LICENSE

This Agreement does not confer by implication, estoppel, or otherwise any license or rights under any patents of either party other than the specific Patent Rights, regardless of whether such patents are dominant or subordinate to Patent Rights.

15. COMPLETE AGREEMENT

This Agreement constitutes the entire agreement, both written and oral, between the parties, and all prior agreements respecting the subject matter hereof, either written or oral, expressed or implied, are canceled.

IN WITNESS WHEREOF, both UNIVERSITY and INDIVIDUAL have executed this Agreement, by facsimile and/or in two (2) in duplicate originals, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument, by their respective and duly authorized officers on the day and year written.

INDIVIDUAL:	The Regents of the University of California:

By:	By:

Name: […***…]	Name: Dr. Alan Paau

Title:	Title: Director, TTIPS

Date:	Date:

February 19, 2002

[…***…]

Dear […***…],

Reference is made to that certain License Agreement between you and Genomatica, Inc. (“Genomatica”) dated June 5, 2000 (the “[…***…] License”) pursuant to which Genomatica licensed certain rights from you under United States Patent Application No. […***…], title “[…***…]” (the “Patent”).

Genomatica acknowledges that you have subsequently granted The Regents of the University of California (the “Regents”) the right to manage your rights under the Patent, and in connection therewith, Genomatica has entered into that certain License Agreement by and between Genomatica and the Regents of the University of California dated December 19, 2001 pursuant to which the Regents have granted Genomatica a license under, among other patent rights, the Patent (the “Regents License”).

We now desire to terminate the […***…] License in its entirety since it has been superseded by the Regents License.

By countersigning below you agree that the […***…] License is hereby terminated in its entirety, including, without limitation, those sections of the […***…] License that were intended to survive any termination thereof as set forth in Section 7.3 of the […***…] License, and that the […***…] License shall no longer have any force or effect.

In addition, you agree that should the Regents License terminate for any reason, you will negotiate in good faith with Genomatica to enter into a new license agreement upon terms mutually agreeable to the parties concerning the Patent.

GENOMATICA, INC.

Tom Reed
Chief Financial Officer

Acknowledged and Agreed:

[…***…]

AMENDMENT NO. 1 TO THE LICENSE AGREEMENT

EFFECTIVE 20 DECEMBER 2001

BETWEEN

GENOMATICA, INC.,

AND

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

FOR

UCSD DOCKET NOS. […***…]

This amendment to the agreement (“Amendment”) is made by and between Genomatica, Inc, a California corporation having an address at 5405 Morehouse Drive, Suite 210, San Diego, CA 92121 (“Genomatica”) and The Regents Of The University Of California, a California corporation having its statewide administrative offices at 1111 Franklin Street, Oakland, California 94607-5200 (“University”), as represented by its San Diego campus having an address at University of California, San Diego, Technology Transfer & Intellectual Property Services, Mail-code 0910, 9500 Gilman Drive, La Jolla, California 92093-0910 (“UCSD”).

This Amendment is effective on the date of the last signature (“Effective Date”).

Whereas, Genomatica has entered into a License Agreement (“License Agreement”) with the UNIVERSITY effective 20 December 2001 (UC control No. 2002-04-0215) wherein Genomatica was granted certain rights;

Whereas, Genomatica and University wish to amend the License Agreement;

Now Therefore, Genomatica and University agree to amend the License Agreement to include certain modifications. These changes are to be substituted for those relevant portions in the License Agreement and are effective on the Effective Date. For these purposes, changes are made as detailed below to the following Articles of the License Agreement:

ARTICLE 2. GRANTS.

2.2(c) is replaced in its entirety with the following:

Upon termination of this Agreement for any reason, UNIVERSITY, at its reasonable discretion, shall determine whether LICENSEE shall cancel or assign to UNIVERSITY any and all sublicenses; provided, however, that LICENSEE may submit a proposed sublicense to UNIVERSITY in advance for UNIVERSITY’s prior approval, such approval not to be unreasonably withheld or delayed (i.e. UNIVERSITY will respond within forty-five (45) days after receipt of such proposal from LICENSEE), and if UNIVERSITY approves such sublicense, then such sublicense shall also become a direct license between the Sublicensee and UNIVERSITY upon termination of this Agreement for any reason, provided that such Sublicensee is not the cause of the termination of this Agreement, but the UNIVERSITY’S duties under any assumed sublicense shall be only to the extent of the UNIVERSITY’S duties under this license.

1.	***Confidential Treatment Requested

DRAFT

ARTICLE 5. PATENT MATTERS

5.2 (a) is replaced in its entirety with the following:

If LICENSEE learns of any substantial infringement of Patent Rights, LICENSEE shall so inform UNIVERSITY promptly and provide UNIVERSITY with reasonable evidence of the infringement. Neither party shall notify a third party of the infringement of Patent Rights without the consent of the other party. Both parties shall use reasonable efforts and cooperation to terminate infringement without litigation.

5.2 (b) is replaced in its entirety with the following:

[…***…] agrees to provide […***…] all reasonable assistance […***…], in such enforcement, including, without limitation, executing any necessary documentation related thereto. If […***…] fails to bring an action or proceeding within […***…] set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, then […***…] shall have the right, but not the obligation, to bring and control any such action at its own expense and by counsel of its own choice. In such case, […***…] agrees to provide […***…] all reasonable assistance, at […***…] expense, in such enforcement, including, without limitation, executing any necessary documentation related thereto. Regardless which party brings such enforcement action, the party not bringing the action shall have the right to participate in such action at its own expense with its own counsel. […***…] may not make the […***…] a party to an infringement action brought by […***…] without […***…] consent.

All other terms and conditions in the Agreement between Genomatica and The University effective 20 December 2001 shall remain unchanged and in effect. The parties agree that this Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, both UNIVERSITY and Genomatica have executed this Agreement, in duplicate originals, by their respective and duly authorized officers on the day and year written.

GENOMATICA, INC.:	THE REGENTS OF THE UNIVERSITY OF CALIFORNIA:

By : /s/ Thomas A. Reed	By: /s/ Alan S. Paau
Thomas A. Reed	Alan S. Paau
Chief Financial Officer	Director, Technology Transfer & Intellectual Property Services

Date: 2/14/02	Date: Feb 4, 2002

2.	***Confidential Treatment Requested